Exhibit 99.1
(Logo Omitted)
Teledyne Technologies Incorporated
1049 Camino Dos Rios
Thousand Oaks, CA 91360-2362
NewsRelease
TELEDYNE TECHNOLOGIES REPORTS
FOURTH QUARTER RESULTS
THOUSAND OAKS, Calif. — January 27, 2011 — Teledyne Technologies Incorporated (NYSE:TDY)
•	Record fourth quarter earnings per share of $0.99

•	Fourth quarter 2010 earnings per share included $0.24 of tax credits offset by $0.08 of acquisition and disposition activity. Fourth quarter 2009 earnings per share of $0.88 included $0.16 of net tax credits offset by after-tax charges of $0.04

•	Record full year earnings per share of $3.27

•	Announced agreement to acquire DALSA Corporation

•	Announced agreement to sell Teledyne’s general aviation piston engine businesses
Teledyne Technologies today reported fourth quarter 2010 sales of $452.3 million, compared with sales of $454.4 million for the same period of 2009. Net income for the fourth quarter of 2010 was $36.6 million ($0.99 per diluted share), compared with net income of $32.2 million ($0.88 per diluted share) in the fourth quarter of 2009. The fourth quarters of 2010 and 2009 included net tax credits of $9.0 million and $6.0 million, respectively. The fourth quarter of 2010 also included certain pretax charges totaling $4.8 million for acquisition and disposition related expenses. The fourth quarter of 2009, also included certain pretax charges totaling $2.5 million for the net impact of product recall and replacement costs, acquisition related expenses and inventory write-downs.
“We are pleased to report record quarterly and full year earnings per share. In addition, we are proud of our consistent performance, having grown full year earnings per share for nine consecutive years,” said Robert Mehrabian, chairman, president and chief executive officer. “Teledyne continues to evolve, with a greater proportion of sales and operating profit derived from commercial electronics and instrumentation for global energy, water quality and industrial applications. We also recently announced two significant transactions which will further transition our business mix. The pending acquisition of DALSA Corporation, whose imaging sensors, cameras and software primarily serve the commercial machine vision market, will add total sales of approximately $200 million on a full year basis. In addition, the pending sale of Continental Motors to a strong international buyer will enhance Continental Motors’ opportunity to enter the global market for general aviation piston engines, while allowing Teledyne to focus on our core businesses. Following these transactions, which we expect to close in the first quarter of 2011, Teledyne will be transformed into a pure-play electronics, instrumentation and engineering focused company.”

Full Year 2010
Sales for 2010 were $1,777.9 million, compared with $1,765.2 million for 2009. Net income for 2010 was $120.5 million ($3.27 per diluted share), compared with $113.3 million ($3.10 per diluted share) for 2009. Net income for 2010 included pension expense of $5.2 million ($4.4 million in net pension income after recovery from certain government contracts), compared with pension expense of $22.5 million ($10.1 million in net pension expense after recovery from certain government contracts) in 2009. Net income for 2010 and 2009 also included net tax credits of $12.5 million and $15.0 million, respectively.
Review of Operations (Comparisons are with the fourth quarter of 2009, unless noted otherwise. The fourth quarter of 2010 contained 13 weeks and the fourth quarter of 2009 contained 14 weeks.)
Electronics and Communications
The Electronics and Communications segment’s fourth quarter 2010 sales were $335.6 million, compared with $321.9 million, an increase of 4.3%. Fourth quarter 2010 operating profit was $48.1 million, compared with operating profit of $46.0 million, an increase of 4.6%.
The fourth quarter 2010 sales change resulted primarily from higher sales of defense electronics, electronic instrumentation and other commercial electronics. The revenue growth in defense electronics was driven by acquisitions made in 2010. Sales of defense electronics included $9.9 million in sales from recent acquisitions, including the Paradise Datacom and Labtech divisions of Intelek plc (“Intelek”) and Optimum Optical Systems, Inc. Sales of electronic instrumentation primarily reflected higher sales of industrial instrumentation, partially offset by reduced sales of environmental instrumentation products. Sales of other commercial electronics primarily reflected higher sales for avionics systems. The increase in operating profit reflected the impact of higher sales, lower pension expense and a $0.8 million reduction in certain insurance reserves, partially offset by $1.4 million in pretax acquisition-related costs. The fourth quarter of 2009 included inventory write-downs of $0.7 million. Operating profit included pension expense of $0.8 million in the fourth quarter of 2010, compared with $2.5 million. Pension expense allocated to contracts pursuant to U.S. Government Cost Accounting Standards (“CAS”) was $0.7 in the fourth quarter of 2010, compared with $0.6 million.
In December 2010, Teledyne and DALSA Corporation (TSX: DSA) (“DALSA”) jointly announced that they entered into a definitive agreement that provides for the acquisition of DALSA Corporation by a wholly-owned subsidiary of Teledyne. Pursuant to the transaction, Teledyne will acquire all of the outstanding common shares of DALSA for CAD $18.25 per share payable in cash. The aggregate value for the transaction is approximately CAD $341 million, taking into account DALSA’s stock options and net cash as of September 30, 2010. The completion of the transaction is subject to a number of closing conditions, including the approval of shareholders of DALSA.

Engineered Systems
The Engineered Systems segment’s fourth quarter 2010 sales were $67.3 million, compared with $86.5 million, a decrease of 22.2%. Operating profit was $6.3 million for the fourth quarter of 2010, compared with operating profit of $7.9 million, a decrease of 20.3%.
The fourth quarter 2010 sales decrease primarily reflected lower sales for NASA programs and lower sales of missile defense programs, primarily the Ground-based Midcourse Defense engineering services and also reflected lower sales of gas centrifuge service modules, partially offset by $3.5 million in sales from the acquisition of the CML division of Intelek. Operating profit in the fourth quarter of 2010 reflected the impact of lower sales and disposition related costs of $0.8 million related to the reduction of organizational conflict of interest business activity, partially offset by lower pension expense. Operating profit included pension expense of $0.2 million in the fourth quarter of 2010, compared with $2.7 million. Pension expense allocated to contracts pursuant to CAS was $1.6 million in the fourth quarter of 2010, compared with $2.4 million.
Aerospace Engines and Components
The Aerospace Engines and Components segment’s fourth quarter 2010 sales were $30.8 million, compared with $26.9 million, an increase of 14.5%. The operating loss was $0.8 million for the fourth quarter of 2010, compared with an operating loss of $3.0 million.
Fourth quarter 2010 sales primarily reflected higher sales of engines for new OEM aircraft. Operating profit in 2010 included $1.5 million in professional fee expenses related to the potential sale of this segment. Fourth quarter operating profit in 2010 included lower LIFO expense of $1.2 million. Operating profit in 2010 and 2009 included $0.5 million and $1.3 million, respectively, from the reduction in certain insurance reserves. The fourth quarter of 2009 included the net impact of product recall and replacement costs of $1.3 million. In December 2010, Teledyne and AVIC International Holding Corporation (“AVIC International”) announced an agreement to sell Teledyne’s general aviation piston engine businesses, which comprise the Aerospace Engines and Components segment, to Technify Motor (USA) LTD., a subsidiary of AVIC International, for $186 million in cash. The transaction is subject to a number of closing conditions.
Energy and Power Systems
The Energy and Power Systems segment’s fourth quarter 2010 sales were $18.6 million, compared with $19.1 million, a decrease of 2.6%. Operating profit increased to $2.7 million for the fourth quarter 2010, compared with operating profit of $0.7 million.
Fourth quarter 2010 sales primarily reflected lower government power systems sales, partially offset by higher battery product sales. Operating profit primarily reflected higher margins related to the Joint Air-to-Surface Standoff Missile (“JASSM”) turbine engine program and lower LIFO expense of $0.2 million.

Additional Financial Information
Cash Flow
Cash provided by operating activities was $68.0 million for the fourth quarter of 2010, compared with $79.8 million. The lower cash provided by operating activities in the fourth quarter of 2010 reflected the impact of an $8.0 million contribution to a foreign pension plan. Free cash flow (cash from operating activities less capital expenditures) was $52.0 million for the fourth quarter of 2010, compared with $70.4 million and also reflected higher capital spending and lower cash provided by operating activities. At January 2, 2011, total debt was $267.3 million, which included $250.0 million in senior notes and $17.3 million in capital lease obligations. Cash and cash equivalents were $75.1 million at January 2, 2011. The company received $1.6 million from the exercise of employee stock options in the fourth quarter of 2010, compared with $0.6 million. Capital expenditures for the fourth quarter of 2010 were $16.0 million, compared with $9.4 million. The 2010 amount includes $7.8 million for the purchase of a previously leased facility. Depreciation and amortization expense for the fourth quarter of 2010 was $12.6 million, compared with $11.5 million. As noted earlier, in December 2010 Teledyne entered into an agreement to acquire DALSA for CAD $18.25 per share payable in cash. The aggregate value for the transaction is approximately CAD $341 million, taking into account DALSA’s stock options and net cash as of September 30, 2010. In addition, in December 2010, Teledyne entered into an agreement to sell Teledyne’s general aviation piston engine businesses for $186 million in cash.

	Fourth	Fourth	Total	Total
Free Cash Flow(a)	Quarter	Quarter	Year	Year
(in millions, brackets indicate use of funds)	2010	2009	2010	2009

Cash provided by operating activities	$68.0	$79.8	$141.8	$154.9
Capital expenditures for property, plant and equipment	(16.0)	(9.4)	(33.4)	(36.2)

Free cash flow	52.0	70.4	108.4	118.7
Pension contributions, net of tax (b)	5.0	—	27.6	71.1

Adjusted free cash flow	$57.0	$70.4	$136.0	$189.8

(a)	The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. Adjusted free cash flow eliminates the impact of pension contributions on a net of tax basis. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow, including the impact of voluntary and required pension contributions.

(b)	All pension contributions were voluntary.
Pension
Pension expense was $1.3 million for the fourth quarter of 2010 compared with $5.6 million. Pension expense allocated to contracts pursuant to CAS was $2.4 million for the fourth quarter of 2010 compared with $3.1 million. Pension expense determined allowable under CAS can generally be recovered through the pricing of products and services sold to the U.S. Government. In accordance with pension accounting, in the fourth quarter of 2010 the company recorded a $9.8 million non-cash decrease to stockholders’ equity for the minimum benefit plan liability adjustment component of equity and also recorded a $13.4 million increase to the long-term pension liability. The decrease to equity did not affect net income and was recorded net of deferred taxes.

Income Taxes
The effective tax rate for the fourth quarter of 2010 was 18.8% compared with 23.9%. The fourth quarters of 2010 and 2009 included net tax credits of $9.0 million and $6.0 million, respectively, primarily research and development tax credits. Excluding the net tax credits, the effective tax rates for the fourth quarters of 2010 and 2009, would have been 38.8% and 38.1%, respectively.
The total year 2010 effective tax rate was 31.2% compared with an effective tax rate of 29.4% for 2009. The effective tax rates for total year 2010 and 2009 included tax credits of $12.5 million and $15.0 million, respectively. Excluding these items the company’s effective tax rate for total year 2010 and 2009 would have been 38.4% and 38.7%, respectively.
Stock Option Compensation Expense
For the fourth quarter of 2010, the company recorded a total of $1.2 million in stock option expense, of which $0.4 million was recorded as corporate expense and $0.8 million was recorded in the operating segment results. For the fourth quarter of 2009, the company recorded a total of $1.3 million in stock option expense, of which $0.4 million was recorded as corporate expense and $0.9 million was recorded in the operating segment results.
Other
Interest expense, net of interest income, was $3.4 million for the fourth quarter of 2010, compared with $1.1 million, and primarily reflected higher average interest rates. Minority interest reflected the minority ownership interests in Teledyne Energy Systems, Inc. Corporate expense was $8.5 million for the fourth quarter of 2010, compared with $8.3 million.
Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, directly and indirectly relating to growth opportunities. All statements made in this press release that are not historical in nature should be considered forward-looking. Actual results could differ materially from these forward-looking statements. Many factors could change the anticipated results: including disruptions in the global economy; insurance and credit markets; changes in demand for products sold to the defense electronics, instrumentation and energy exploration and production, commercial aviation, semiconductor and communications markets; funding, continuation and award of government programs; continued liquidity of our suppliers and customers (including commercial aviation customers); and availability of credit to our suppliers and customers; and a potential decrease in offshore oil production and exploration activity due to April 2010 oil spill in the Gulf of Mexico. Increasing fuel costs could negatively affect the markets of our commercial aviation businesses. Lower oil and natural gas prices could negatively affect our business units that supply the oil and gas industry. In addition, financial market fluctuations affect the value of the company’s pension assets.
Global responses to terrorism and other perceived threats increase uncertainties associated with forward-looking statements about our businesses. Various responses to terrorism and perceived threats could realign government programs, and affect the composition, funding or timing of our programs. Changes in the policies of U.S. and foreign governments could result, over time, in reductions and realignment in defense or other government spending and further changes in programs in which the company participates, including anticipated reductions in the company’s missile defense engineering services and certain NASA programs.

The company continues to take action to assure compliance with the internal controls, disclosure controls and other requirements of the Sarbanes-Oxley Act of 2002. While the company believes its control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and not be detected.
Teledyne Technologies’ growth strategy includes possible acquisitions. The company cannot provide any assurance as to when, if or on what terms any other acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses and retain customers and to achieve identified financial and operating synergies. There are additional risks associated with acquiring, owning and operating businesses outside of the United States, including those arising from U.S. and foreign government policy changes or actions and exchange rate fluctuations.
The pending sale of our piston engines businesses and the pending acquisition of DALSA Corporation are subject to a number of closing conditions, including in the case of the DALSA transaction the receipt of DALSA shareholder approval. Anticipated benefits of the DALSA acquisition are subject to numerous risks and uncertainties, including Teledyne’s ability to integrate the acquired operations, retain customers and achieve operating synergies, the ability of DALSA to develop and market new products, the operating results of DALSA being lower than anticipated, and unexpected acquisition-related costs and expenses.
Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Teledyne Technologies’ periodic filings with the Securities and Exchange Commission, including its 2009 Annual Report on Form 10-K and its 2010 first quarter, second quarter and third quarter Forms 10-Q. The company assumes no duty to update forward-looking statements.
A live webcast of Teledyne Technologies’ fourth quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Thursday, January 27, 2011. To access the call, go to www.companyboardroom.com or www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month at these same sites starting at 12:00 p.m. (Eastern) on Thursday, January 27, 2011.

Investor Contact:	Jason VanWees (805) 373-4542

Media Contact:	Robyn McGowan (805) 373-4540
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TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE FOURTH QUARTER AND FISCAL YEAR ENDED
JANUARY 2, 2011 AND JANUARY 3, 2010
(Unaudited, — In millions, except per share amounts)

	Fourth	Fourth	Total	Total
	Quarter	Quarter	Year	Year
	2010	2009	2010	2009
Net sales	$452.3	$454.4	$1,777.9	$1,765.2
Costs and expenses:
Costs of sales	309.1	324.2	1,238.8	1,256.0
Selling, general and administrative expenses	95.4	86.9	358.8	343.2

Total costs and expenses	404.5	411.1	1,597.6	1,599.2

Income before other income and (expense) and taxes	47.8	43.3	180.3	166.0
Other income (expense), net	0.7	0.1	1.6	(0.1)
Interest expense, net	(3.4)	(1.1)	(6.5)	(4.8)

Income before income taxes	45.1	42.3	175.4	161.1
Provision for income taxes (a)	8.5	10.1	54.8	47.3

Net income before minority interest	36.6	32.2	120.6	113.8
Less: net income attributable to minority interest	—	—	(0.1)	(0.5)

Net income attributable to Teledyne Technologies	$36.6	$32.2	$120.5	$113.3

Diluted earnings per common share	$0.99	$0.88	$3.27	$3.10

Weighted average diluted common shares outstanding	36.9	36.7	36.9	36.6

(a)	Total year 2010 includes tax credits of $12.5 million, of which $9.0 million was recorded in the fourth quarter. Total year 2009 includes tax credits of $15.5 million and additional income tax expense of $0.5 million primarily related to the impact of California income tax law changes. Of these amounts, $6.0 million was recorded in the fourth quarter.

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING PROFIT (LOSS)
FOR THE FOURTH QUARTER AND FISCAL YEAR ENDED
JANUARY 2, 2011 AND JANUARY 3, 2010
(Unaudited, — In millions)

	Fourth	Fourth		Total	Total
	Quarter	Quarter	%	Year	Year	%
	2010	2009	Change	2010	2009	Change
Net sales:
Electronics and Communications	$335.6	$321.9	4.3%	$1,295.0	$1,232.2	5.1%
Engineered Systems	67.3	86.5	(22.2)%	279.9	347.0	(19.3)%
Aerospace Engines and Components (a)	30.8	26.9	14.5%	133.7	113.1	18.2%
Energy and Power Systems	18.6	19.1	(2.6)%	69.3	72.9	(4.9)%

Total net sales	$452.3	$454.4	(0.5)%	$1,777.9	$1,765.2	0.7%

Operating profit (loss) and other segment income:
Electronics and Communications	$48.1	$46.0	4.6%	$173.1	$163.9	5.6%
Engineered Systems	6.3	7.9	(20.3)%	28.5	31.5	(9.5)%
Aerospace Engines and Components	(0.8)	(3.0)	*	1.8	(5.4)	*
Energy and Power Systems	2.7	0.7	*	5.7	3.3	72.7%

Segment operating profit and other segment income	$56.3	$51.6	9.1%	$209.1	$193.3	8.2%
Corporate expense	(8.5)	(8.3)	2.4%	(28.8)	(27.3)	5.5%
Other income (expense), net	0.7	0.1	*	1.6	(0.1)	*
Interest expense, net	(3.4)	(1.1)	*	(6.5)	(4.8)	35.4%

Income before income taxes	45.1	42.3	6.6%	175.4	161.1	8.9%
Provision for income taxes (b)	8.5	10.1	(15.8)%	54.8	47.3	15.9%

Net income before minority interest	36.6	32.2	13.7%	120.6	113.8	6.0%
Less: Net income attributable to minority interest	—	—	*	(0.1)	(0.5)	(80.0)%

Net income attributable to Teledyne Technologies	$36.6	$32.2	13.7%	$120.5	$113.3	6.4%

(a)	The company is currently in the process of a potential sale of this segment. Should the sale proceed, this segment would be classified as a discontinued operation.

(b)	Total year 2010 includes tax credits of $12.5 million, of which $9.0 million was recorded in the fourth quarter. Total year 2009 includes tax credits of $15.5 million and additional income tax expense of $0.5 million primarily related to the impact of California income tax law changes. Of these amounts, $6.0 million was recorded in the fourth quarter.

*	percentage change not meaningful

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED CONDENSED BALANCE SHEETS AS OF
JANUARY 2, 2011 AND JANUARY 3, 2010
(Current period unaudited — In millions)

	January 2,	January 3,
	2011	2010

ASSETS
Cash and cash equivalents	$75.1	$26.1
Accounts receivable, net	268.5	245.8
Inventories, net	189.4	189.6
Deferred income taxes, net	36.0	37.4
Prepaid expenses and other assets	42.4	32.8

Total current assets	611.4	531.7

Property, plant and equipment, net	221.9	206.6
Deferred income taxes, net	6.1	29.9
Goodwill and acquired intangible assets, net	661.1	612.0
Other assets, net	51.0	41.3

Total assets	$1,551.5	$1,421.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$107.3	$103.8
Accrued liabilities	184.2	176.8
Current portion of long-term debt and capital leases	2.0	0.5

Total current liabilities	293.5	281.1

Long-term debt and capital lease obligations	265.3	251.6
Other long-term liabilities	205.7	221.4

Total liabilities	764.5	754.1
Total stockholders’ equity	787.0	667.4

Total liabilities and stockholders’ equity	$1,551.5	$1,421.5